EXHIBIT 4.1

AMENDMENT #1 TO THE COMMON STOCK PURCHASE WARRANT ISSUED ON MAY 19, 2025

THIS AMENDMENT #1 to the Warrant (as defined below) (the “Amendment”) is entered into as of June 6, 2025 (the “Effective Date”), by and between Alaunos Therapeutics, Inc., a Delaware corporation (the “Company”), and Mast Hill Fund, L.P., a Delaware limited partnership (the “Holder”) (collectively the “Parties”).

BACKGROUND

A.
The Company and Holder are the parties to that certain common stock purchase warrant issued by the Company to the Holder on or around May 19, 2025 (as amended from time to time, the “Warrant”); and

B.
The Parties desire to amend the Warrant as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Notwithstanding anything to the contrary in Sections 2(b), 2(c) or 2(e) of the Warrant, any adjustment under Sections 2(b), 2(c) or 2(e) of the Warrant solely with respect to any Dilutive Issuance (as defined in the Warrant), Variable Price (as defined in the Warrant) or other events as set forth in Section 2(e) of the Warrant shall be subject to a per share floor price equal to $0.57, subject to appropriate adjustments for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock outstanding.

2.
Notwithstanding anything to the contrary in the Warrant, no adjustment under Section 2(h) of the Warrant (Number of Warrant Shares) shall occur as a result of the occurrence of a Dilutive Issuance (as defined in the Warrant), Variable Price (as defined in the Warrant) adjustment, or other adjustment under Section 2(e) of the Warrant.

3.
Sections 2(d), 4(b), 4(c), 4(d), 16(b), 16(c), 16(l) and 16(n) of the Warrant shall be deleted in the entirety.

4.
This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Warrant. Except as specifically modified hereby, all of the provisions of the Warrant, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Alaunos Therapeutics, Inc. Mast Hill Fund, L.P.

By: ____________________ By: _____________

Name: Dale Curtis Hogue, Jr. Name: Patrick Hassani

Title: Chief Executive Officer Title: Chief Investment Officer